UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 13, 2018

PROS Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-33554	76-0168604
(Commission File Number)	(IRS Employer Identification No.)

3100 Main Street, Suite 900, Houston, TX	77002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(713) 335-5151

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR ß230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR ß240.12b-2).
Emerging growth company □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. □

Item 1.01.    Entry into a Material Definitive Agreement.

On August 15, 2018, PROS Holdings, Inc., a Delaware corporation (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with J.P. Morgan Securities, LLC, Morgan Stanley & Co. LLC and RBC Capital Markets, LLC, acting as representatives of the underwriters named therein (the “Underwriters”), relating to the issuance and sale of an aggregate of 3,800,000 shares of the Company’s common stock, par value $0.001 per share (the “Offering”). The price to the public in the Offering is $34.00 per share, before underwriting discounts and commissions. Under the terms of the Underwriting Agreement, the Company has granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional aggregate 570,000 shares of common stock to be issued by the Company. The net proceeds to the Company from the Offering are expected to be approximately $123.1 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, assuming no exercise by the Underwriters of their option to purchase additional shares of common stock, or approximately $141.6 million if the Underwriters exercise their option to purchase additional shares in full. The transactions contemplated by the Underwriting Agreement are expected to close on August 20, 2018, subject to the satisfaction of customary closing conditions.

The Offering is being made pursuant to the Company’s automatic shelf registration statement on Form S-3 (File No. 333-226812), which became effective on August 13, 2018, as supplemented by a final prospectus supplement, dated August 15, 2018, thereunder, filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”).

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters (including for liabilities under the Securities Act), other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders. Security holders are not third-party beneficiaries under the Underwriting Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Underwriting Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the terms of the Underwriting Agreement is qualified in its entirety by the Underwriting Agreement.

The legal opinion, including the related consent, of DLA Piper LLP (US) relating to the legality of the issuance and sale of the shares of the Company’s common stock in the Offering is filed as Exhibit 5.1 to this Current Report on Form 8-K.

This Current Report on Form 8-K contains forward-looking statements that involve risk and uncertainties, such as statements related to the anticipated closing of the Offering. The risks and uncertainties involved include the Company’s ability to satisfy certain conditions to closing on a timely basis or at all, as well as other risks detailed from time to time in the Company’s SEC filings.

Item 8.01.    Other Items.

On August 13, 2018, the Company issued a press release announcing that it had commenced the Offering, and on August 15, 2018, the Company issued a press release announcing that it had priced the Offering. Copies of these press releases are furnished as Exhibits 99.1 and 99.2 hereto, respectively.

The Company is filing its Statement of Ratios of Earnings to Fixed Charges and Preferred Stock Dividends as Exhibit 12.1 to this Current Report on Form 8-K. Exhibit 12.1 is incorporated by reference into the Registration Statement on Form S-3 (File No. 333-226812) as an exhibit thereto.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits:

Exhibit No.	Description
1.1
Underwriting Agreement, dated August 15, 2018, by and among PROS Holdings, Inc. and J.P. Morgan Securities, LLC, Morgan Stanley & Co. LLC and RBC Capital Markets, LLC, as representatives of the several underwriters set forth in Schedule 1 thereto.

5.1	Opinion of DLA Piper LLP (US).
12.1	Statement of Ratios of Earnings to Fixed Charges and Preferred Stock Dividends.
23.1	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).
99.1	Press release of PROS Holdings, Inc. dated as of August 13, 2018.
99.2	Press release of PROS Holdings, Inc. dated as of August 15, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PROS HOLDINGS, INC.

Date: August 16, 2018
/s/ Damian Olthoff
Damian Olthoff
General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
1.1
Underwriting Agreement, dated August 15, 2018, by and among PROS Holdings, Inc. and J.P. Morgan Securities, LLC, Morgan Stanley & Co. LLC and RBC Capital Markets, LLC, as representatives of the several underwriters set forth in Schedule 1 thereto.

5.1	Opinion of DLA Piper LLP (US).
12.1	Statement of Ratios of Earnings to Fixed Charges and Preferred Stock Dividends.
23.1	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).
99.1	Press release of PROS Holdings, Inc. dated as of August 13, 2018.
99.2	Press release of PROS Holdings, Inc. dated as of August 15, 2018.